EXHIBIT 10.43

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 28, 2006, by and between BRUCE V. THOMAS (“Thomas”) and CADMUS COMMUNICATIONS CORPORATION (the “Company”), a Virginia corporation.

WHEREAS, Thomas and the Company are parties to an Amended and Restated Employment Agreement dated December 30, 2003 (the “Original Employment Agreement”); and

WHEREAS, Thomas and the Company have agreed to amend certain provisions of the Original Employment Agreement, and they have determined to effect such amendments by amending and restating the Original Employment Agreement in its entirety as provided herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and understandings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas and the Company hereby agree as follows:

1. Position and Duties. (a) The Company hereby agrees that, subject to Section 4(a) below, Thomas will continue to serve as the President and Chief Executive Officer of the Company during the term of this Agreement.

(b) During the term of this Agreement, Thomas agrees to devote substantially all of his business time, attention and energy to the business of the Company and any other activities which may be reasonably assigned to him by the Board of Directors of the Company (the “Board”) and which are appropriate for the President and Chief Executive Officer of the Company, and Thomas agrees to use his best efforts to promote the interests of the Company. Notwithstanding the foregoing, Thomas may serve as an outside director of one or more other companies, participate in industry and other trade groups, accept public speaking engagements and otherwise undertake charitable, civic, community and personal activities; provided that Thomas will not serve as a director of another public company without the approval of the Board of Directors of the Company; and provided that such activities do not, individually or in the aggregate, unreasonably interfere with Thomas’ performance of his duties for the Company and do not harm the Company’s interests or reputation in any material respect.

(c) Thomas agrees to abide by the Cadmus Code of Conduct, a copy of which has previously been provided to Thomas, and all other material Company policies, as such Code of Conduct and other material policies may be amended from time to time.

2. Term of Agreement. Employment under this Agreement began on July 1, 2000 and will terminate on June 30, 2009, unless Thomas’s employment is earlier terminated pursuant to Section 4 below or unless the term of this Agreement is extended pursuant to this Section 2.

Subject to Section 4(a) below, the term of this Agreement will be automatically extended for successive one (1) year periods, beginning on July 1, 2007, and continuing on each July 1 thereafter (each, an “Extension Date”) so as to terminate three (3) years after the applicable Extension Date, unless the Company gives Thomas written notice, at least ninety (90) days prior to the applicable Extension Date, that the term hereof will not be so extended. June 30, 2009, or the anniversary thereof to which the term of this Agreement has been extended under this Section 2 is referred to hereinafter as the “Scheduled Termination Date.”

3. Compensation and Benefits. (a) The Company agrees that Thomas’ annual salary will be $475,000 for the Company’s fiscal year beginning July 1, 2005, and ending June 30, 2006 (“Fiscal Year 2006”), payable in accordance with the Company’s regular payroll practices. Thomas’ annual salary will be reviewed by the Human Resources and Compensation Committee of the Board of Directors and approved by the Board annually thereafter, but in no event will such annual salary be less than $475,000 per year in any subsequent year during Thomas’ employment hereunder. Thomas’ annual salary will be subject to withholding and deductions to the extent required by applicable law or taxing authorities or as Thomas may authorize.

(b) In addition, the Company agrees that Thomas will be eligible for a bonus under the Company’s short-term Executive Incentive Plan (together with any successor plan, the “Executive Incentive Plan”) for Fiscal Year 2006 in an amount that the Board, in its sole discretion, determines to be earned and payable under the terms of the Executive Incentive Plan, with Thomas’ “target” bonus under the Executive Incentive Plan for Fiscal Year 2006 being set at sixty percent (60%) of his annual salary for Fiscal Year 2006, and with such bonus to be paid, if awarded, in accordance with the Company’s customary practices and procedures. Thomas will also be eligible to be considered for bonuses under the Executive Incentive Plan (and any other plans providing bonuses to senior executive officers of the Company) for subsequent fiscal years of the Company. All such bonuses will be subject to withholding and deductions to the extent required by applicable law or taxing authorities or as Thomas may authorize.

(c) The Company agrees that Thomas will also be eligible to be considered for stock option awards under and as provided in any stock option plan for employees subsequently adopted by the Company. All such options will be subject to the Company’s customary terms and conditions, including, without limitation, terms and conditions regarding exercisability, vesting and performance standards.

(d) Except as otherwise provided in Section 4(g) below, Thomas will be eligible during Thomas’ employment hereunder to participate in (i) any and all employee benefit plans, medical insurance plans, retirement plans, stock plans and other benefit plans, and (ii) any and all other employee incentive and benefit programs (including, without limitation, programs providing allowances, reimbursement of expenses and other perquisites), as such plans and programs are in effect from time to time for senior executives of the Company. Such participation will be subject to the terms of the applicable plan and program documents and the Company’s generally applied policies. Without limiting the generality of the foregoing, the Company specifically agrees that, during Thomas’ employment hereunder, Thomas will remain designated as an “Eligible Employee” under and a participant in the Company’s Supplemental Executive Retirement Plan (the “SERP”) and will remain eligible to participate in the Company’s Non-Qualified Savings Plan for so long as those plans provide for active participation by any employee of the Company.

4. Termination of Employment and Severance Payments. (a) Thomas acknowledges that he is employed at the will of the Company and that his employment may be terminated by the Company at any time with or without cause, for any reason or for no reason. This Agreement is not intended and will not be construed so as to create any right of Thomas to continued employment. The Company may terminate Thomas’ employment at any time without Cause (as defined below) by providing thirty (30) days’ prior written notice to Thomas (“Termination Without Cause”). The Company may terminate Thomas’ employment for Cause effective as of the date of notice by providing written notice to Thomas (“Termination With Cause”). The Company may terminate Thomas’ employment if the Board reasonably determines that Thomas is unable to perform his duties by reason of Total Disability (as defined below) by providing ten (10) days’ prior written notice to Thomas. Thomas may resign as an employee at any time for Employee Cause (as defined below) by providing thirty (30) days’ prior written notice to the Company (“Termination for Employee Cause”). Thomas may also resign as an employee at any time, for any other reason or for no reason, by providing thirty (30) days’ prior written notice to the Company (“Resignation”).

(b)(1) In the event of a Termination Without Cause or a Termination for Employee Cause, the Company agrees to pay Thomas each of the following: (i) the Standard Termination Payments (as defined below); plus (ii) an amount per year (appropriately prorated for a partial year) equal to the Salary/Bonus Continuation Payment (as defined below), subject to applicable withholding and deductions, for the period (the “Severance Period”) beginning on the effective date of the Termination Without Cause or the Termination for Employee Cause, as applicable, and ending thirty (30) months after the effective date of the Termination Without Cause or the Termination for Employee Cause, as applicable; provided that, in the case of a Termination for Employee Cause resulting from the Company’s giving Thomas written notice under Section 2 above that the term hereof will not be extended, the Severance Period will end thirty (30) days after the date which is thirty (30) months after the date on which Thomas receives such written notice from the Company; plus (iii) an amount equal to the Supplemental Pension Payment (as defined below); plus (iv) if Thomas is not then fully vested in his accrued benefit under the SERP and if there is a Change in Control (as defined below) during the Severance Period, an amount equal to the SERP Equivalent Payment (as defined below); plus (v) an amount, if any, equal to the maximum matching contribution Thomas would have received under the Company’s Thrift Savings Plan and the Company’s Non-Qualified Savings Plan but for the termination of his employment based on the Salary/Bonus Continuation Payment and determined on the basis of the terms of such plans as in effect (A) on the date of Thomas’ termination of employment if the payment is made in a lump sum or (B) for each applicable payment period if the payment is made in normal increments on the Company’s regularly scheduled payroll dates and bonus payment dates during the Severance Period; plus (vi) an amount equal to the cash allowances, reimbursement of expenses and other cash perquisites Thomas would have received during the Severance Period if he had remained President and Chief Executive Officer of the Company during the Severance Period. The Company will pay the amounts described in clauses (i), (iii) and (vi) above within thirty (30) days after the effective date of the Termination Without Cause or the Termination for Employee Cause, as applicable. The Company will, in its discretion, pay the amounts described in clauses (ii) and (v) above in a lump sum or in normal increments on the Company’s regularly scheduled payroll dates and bonus payment dates during the Severance Period. The Company will pay the amount described in clause (iv) above within thirty (30) days after the applicable Change in Control occurs.

(2) In addition, in the event of a Termination Without Cause or a Termination for Employee Cause, the Company agrees that (i) all of Thomas’ stock options granted by the Company to him, whether now outstanding or hereafter granted, will be fully vested and exercisable for eighteen (18) months after the effective date of the Termination Without Cause or the Termination for Employee Cause, as applicable, but in no event beyond the maximum term specified in the applicable option agreement, and this Section will be deemed to be an amendment to each such option agreement providing for such vesting and exercise, and (ii) Thomas will have the right, exercisable by Thomas giving written notice to the Company at any time and from time to time while the applicable stock options are exercisable (as provided above), to require the Company to repurchase all or any part of Thomas’ outstanding stock options granted by the Company to him at a price equal to the value of the applicable options under (A) the Black-Scholes option pricing model, valued as of the date such notice is given and assuming the risk-free interest rate is the then seven year Treasury bond yield, the dividend yield is the then current dividend yield for Company stock, the volatility factor is that reported and used for valuing options in the Company’s last Form 10-K filed prior to the notice date (or if none, then .375), and the expected life of the option is the actual remaining life of the option, or (B) if the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Black-Scholes option pricing model is no longer the appropriate valuation model, an alternative valuation model reasonably selected by the Committee.

(3) Finally, in the event of a Termination Without Cause or a Termination for Employee Cause, the Company agrees that Thomas and his eligible family members will be entitled to participate during the Severance Period in Cadmus’ welfare benefit plans on the same basis made available to eligible active employees of the Company, subject to the Company’s right to modify such welfare benefit plans from time to time, subject in the case of any welfare coverage other than group health coverage to any termination of coverage imposed by the terms of the applicable insurance policies (which the Company agrees to make a good faith effort to have the insurer waive) and subject to the Company’s right to substitute at any time any individual or other group insurance coverage(s) providing at least comparable coverage. Such group health coverage shall be considered part of Thomas’ COBRA coverage. Thomas will be responsible for the normal contribution to the cost of maintaining his and his eligible family members’ participation in those welfare benefit plans (determined as though he were an active eligible employee). Subject to any limitation under applicable tax law, Thomas may participate in Cadmus’ welfare benefit plans by making pre-tax salary reduction contributions from the amount due to him under this Section 4(b).

(4) Except as otherwise specifically provided in this Agreement, during the Severance Period, Thomas will not be entitled to accrue additional benefits under or to otherwise continue to be an active participant in the Company’s Pension Plan, the Company’s Thrift Savings Plan, the Company’s Non-Qualified Savings Plan, the Company’s Deferred Compensation Plan, the SERP or any other employee pension benefit plan of the Company.

(c) In the event of a Termination With Cause or a Resignation, Thomas agrees that he will not be entitled to any compensation, bonus or benefits under this Agreement for the period after the written notice of Termination With Cause or the Resignation, as applicable, is effective, other than his earned and unpaid base salary through the effective date of the Termination With Cause or the Resignation, as applicable, and any other payments or benefits required to be paid or provided to Thomas by applicable law.

(d) In the event that this Agreement terminates by its terms on the Scheduled Termination Date, the Company agrees to pay Thomas the Standard Termination Payments. The Company will pay such Standard Termination Payments within thirty (30) days after the Scheduled Termination Date. After the termination of this Agreement on the Scheduled Termination Date, neither Thomas nor any of his family members will be entitled to accrue additional benefits under or to otherwise continue to be an active participant in any of Cadmus’ welfare benefit plans or employee pension benefit plans, except as required by COBRA or any other applicable law.

(e) In the event that the Company elects to terminate the employment of Thomas because of his Total Disability, the Company agrees to pay to Thomas (i) the Standard Termination Payments, and (ii) an amount equal to the Supplemental Disability Payment (as defined below), and Thomas will be entitled to such disability payments as may be provided under the terms of the Company’s group long-term disability policy for employees generally (the “Disability Policy”) and such other employee benefits as may be provided under the terms of the Company’s other employee benefit plans. The Company will pay the amounts described in clause (i) above within thirty (30) days after the effective date of the termination because of Thomas’ Total Disability, and the Company will, in its discretion, pay the amounts described in clause (ii) above in a lump sum or in increments on the dates that correspond to the dates on which payments under the Disability Policy are payable.

(f) In the event Thomas’ employment terminates on account of his death (i) the Company agrees to pay to Thomas’ surviving spouse, or, if none, his estate, the Standard Termination Payments, (ii) the Company agrees to pay to Thomas’ beneficiaries (as properly designated in writing by Thomas) death benefits, if any, under the Company’s employee benefit plans, and (iii) the Company agrees to pay to Thomas’ beneficiaries (as properly designated by Thomas under the applicable plans), or, if none, his estate, any benefit under any benefit plan that would otherwise have been due to Thomas at year end, prorated up to the time of Thomas’ death as provided in the applicable plans.

(g) Except as otherwise provided in Section 9 below, the amounts to be paid and the other benefits to be provided to Thomas under this Section 4, if any, are in lieu of any amounts or other benefits Thomas would otherwise be entitled to receive under any severance plan or policy now in effect or hereafter adopted by the Company, and Thomas agrees that he will have no right to receive any amount or other benefit under any such severance plan or policy.

(h) For purposes of this Agreement, the following terms will have the following meanings:

(i) “Cause” means: (1) Thomas is convicted of, or pleads nolo contendere to, any felony involving intentional injury to any person or property, fraud, dishonesty or moral turpitude; (2) Thomas is materially derelict in the performance of his duties or refuses to perform duties reasonably assigned to him by the Board which are appropriate for the President and Chief Executive Officer of the Company, provided that no such dereliction or refusal will constitute “Cause” hereunder unless (A) Thomas shall have received written notice of such dereliction or refusal from the Board (specifying in detail the facts and circumstances on which the Board is relying) and a demand that the dereliction or refusal cease at least thirty (30) days prior to any termination of Thomas’ employment as a result thereof, and (B) Thomas shall have failed to cure such dereliction or refusal during such thirty (30) day period; (3) Thomas takes any action or omits to take any action which constitutes willful misconduct or gross negligence; or (4) Thomas engages in fraudulent or dishonest behavior in violation of the Code of Conduct or engages in behavior which constitutes sexual harassment in violation of the Code of Conduct;

(ii) “Change in Control” shall have the meaning assigned thereto in the Employee Retention Agreement (as defined in Section 9 below);

(iii) “Employee Cause” means: (1) the Company’s material breach of this Agreement and the Company’s failure to remedy such breach within thirty (30) days after it receives written notice thereof from Thomas; (2) the assignment to Thomas of any additional duties or the withdrawal from Thomas of any of his current responsibilities or authority which assignment or withdrawal materially adversely alters his position (including status, offices, titles and reporting requirements) as it exists on the date of this Agreement; (3) the failure of the Company to continue to allow Thomas to participate in the Executive Incentive Plan or any other plan which is material to his total compensation in a manner which is consistent with his performance and the participation of other senior executives of the Company; (4) receipt by Thomas of written notice from the Company under Section 2 above indicating that the term hereof will not be extended; (5) any relocation of the Company’s headquarters to a location outside of a 25-mile radius of Richmond, Virginia; or (6) termination of the Company’s business or its day-to-day operations;

(iv) “Salary/Bonus Continuation Payment” means: the sum of (1) the average base salary payable to Thomas by the Company (without regard to Thomas’ elective deferral of payment thereof) for the two most recently ended fiscal years of the Company, and (2) Thomas’ average annual “target” bonus under the Executive Incentive Plan of the Company (without regard to Thomas’ elective deferral of payment thereof) for the two most recently ended fiscal years of the Company; provided that, solely for purposes of calculating the amount of the Salary/Bonus Continuation Payment hereunder, Thomas’ base salary for the fiscal year of the Company ended June 30, 2006, will be deemed to be $475,000;

(v) “SERP Equivalent Payment” means: a lump sum amount equal to the difference between (1) the actuarial equivalent of Thomas’ accrued benefit under the SERP, and (2) the actuarial equivalent of Thomas’ actual vested accrued benefit (paid or payable), if any, under the SERP, with “actuarial equivalent” being determined for purposes of this definition utilizing the actuarial assumptions utilized in determining benefit cash-outs with respect to the Company’s Pension Plan on the January 1 immediately preceding the applicable Change in Control;

(vi) “Standard Termination Payments” means: the sum of (1) Thomas’ earned and unpaid salary through the effective date of the termination of his employment with the Company, (2) any bonus agreed to by the Company that has accrued but not yet been paid to Thomas on the effective date of the termination of his employment with the Company, (3) additional salary in lieu of Thomas’ accrued and unused vacation, (4) any unreimbursed business and entertainment expenses in accordance with the Company’s policies and (5) any other amounts reimbursable to Thomas in accordance with the Company’s plans and policies;

(vii) “Supplemental Disability Payment” means: the difference between (1) the amount (not to exceed 60% of Thomas’ base salary) Thomas would have been paid under the Disability Policy if the Disability Policy did not contain a cap on the payments payable thereunder, and (2) the amount actually paid to Thomas under the Disability Policy and any other disability policy (group or individual) for which the premiums are paid by the Company;

(viii) “Supplemental Pension Payment” means: a lump sum amount equal to the difference between (1) the actuarial equivalent of the benefit payable under the Company’s Pension Plan which Thomas would have received if his employment had continued at the compensation level in effect on the effective date of termination of Thomas’ employment for the remainder of the Severance Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to Thomas than those in effect on the January 1 immediately preceding the effective date of termination of Thomas’ employment, but taking into account any cessation of accruals for all non-union employees under the Pension Plan, and (2) the actuarial equivalent of Thomas’s actual vested benefit (paid or payable), if any, under the Company’s Pension Plan, with “actuarial equivalent” being determined for purposes of this definition utilizing the actuarial assumptions utilized in determining benefit cash-outs with respect to the Company’s Pension Plan on the January 1 immediately preceding the effective date of termination of Thomas’ employment; and

(ix) “Total Disability” shall have the meaning assigned thereto in the Disability Policy.

5. Confidential Information. (a) In the event that Thomas’ employment with the Company is terminated for any reason, Thomas agrees that he will not at any time thereafter use for his own benefit or the benefit of any other Person (as defined below), or disclose, divulge or communicate to any other Person, any Confidential Information (as defined below), except as specifically authorized by the Company in writing or except as required by applicable law.

(b) For purposes of this Agreement, “Person” means any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, individual or other entity; and “Confidential Information” means all confidential information of the Company and its subsidiaries and affiliates, including, without limitation, the Intellectual Property (as defined in Section 6(c) below); other trade secrets and inventions; acquisition and merger plans and information; corporate communications, public relations, promotional, marketing and advertising plans and programs; research and development projects; plans and strategies for current and future business development; financial and statistical data; customer information, including, without limitation, customer names, relationships, lists, sales and account records; sales and marketing strategies and pricing matters; and all other information of the Company or any of its subsidiaries or affiliates not generally known in the businesses in which the Company or its applicable subsidiaries and affiliates are engaged.

6. Intellectual Property. (a) Thomas agrees that, as between Thomas and the Company, the Company owns and has full and exclusive rights to all of the Intellectual Property, including, without limitation, all related copyrights, trademarks and patents. Without limiting the generality of the preceding sentence, Thomas further agrees that all of the Intellectual Property, to the extent applicable, constitutes “works made for hire” in favor of the Company under the copyright laws of the United States. To the extent that a court finds that Thomas would otherwise have any rights in or to any of the Intellectual Property, Thomas hereby irrevocably assigns to the Company all of his right, title and interest in and to the Intellectual Property and all related copyrights, trademarks and patents.

(b) Thomas agrees that, upon the request of the Company and at the Company’s expense, Thomas will execute, deliver, file and record all further instruments and documents (including, without limitation, registrations and assignments of copyrights, trademarks, patents and other intellectual property rights), and take all further action, as the Company deems necessary or prudent in order to insure that the Company owns and has full and exclusive rights to all of the Intellectual Property.

(c) For purposes of this Agreement, the “Intellectual Property” means all products, services, reports, studies, analyses, marketing strategies, inventions, computer software, programs and applications, trade secrets, developments, methods, processes, ideas, works, concepts and know-how, used or useful in the business of the Company or any of its subsidiaries or affiliates, which have been developed, created or reduced to practice by Thomas, whether alone or in cooperation with others, during his employment with the Company, any of its subsidiaries or any of their respective predecessors.

7. Restrictive Covenants. (a) In the event that Thomas’ employment with the Company is terminated for any reason, Thomas agrees that, during the period beginning on the effective date of such termination and ending on the date which is thirty (30) months after the effective date of such termination, he will not, directly or indirectly:

(i) serve as an officer, director, employee, principal, partner, agent, contractor or consultant of or for, or otherwise have a financial interest in, any Prohibited Business (as defined in Section 7(c) below) which sells or offers to sell products or services in competition with the Company or any of its subsidiaries or affiliates in the Geographic Territory (as defined in Section 7(c) below); provided that this covenant will not prevent Thomas from purchasing or owning not more than five percent (5%) of any class of securities of any corporation, whether or not such corporation is a Prohibited Business;

(ii) sell or offer to sell to any Person in the Geographic Territory any goods or services of any type then sold or offered by the Company or any of its subsidiaries or affiliates;

(iii) otherwise knowingly interfere with or cause a reduction or termination of the business between the Company or any of its subsidiaries or affiliates and any customer or prospective customer of the Company or any of its subsidiaries or affiliates;

(iv) hire or attempt to hire any person employed or engaged by the Company or any of its subsidiaries or affiliates or encourage or solicit any such person to terminate his or her employment or engagement with the Company or such subsidiary or affiliate of the Company;

(v) knowingly interfere with or cause a reduction or termination of the business relationship between the Company or any of its subsidiaries or affiliates and any business which supplies or supplied goods or services to the Company or its subsidiaries or affiliates; or

(vi) make any public statement which is either intended to be or reasonably likely to be injurious or detrimental to the Company or any of its subsidiaries or affiliates or which is derogatory to any current or former director, officer or employee of the Company or any of its subsidiaries or affiliates.

(b) Thomas acknowledges and agrees that, given the nature of the businesses in which the Company and its subsidiaries and affiliates are engaged and given his past service as President and Chief Executive Officer of the Company, the restrictive covenants contained in Section 7(a) above are reasonable in the sense that they are no greater than is necessary to protect the legitimate interests of the Company and not unduly harsh and oppressive in curtailing Thomas’ legitimate efforts to earn a livelihood. The parties therefore intend that these restrictive covenants be enforced to the fullest extent permitted by applicable law. Each of these restrictive covenants is a separate and independent contractual provision.

(c) For purpose of this Agreement, “Prohibited Business” means any Person that is in competition with the Company or any of its subsidiaries or affiliates or that provides goods or services of any type provided by the Company or any of its subsidiaries or affiliates; and “Geographic Territory” means the United States, Western Europe and India.

8. Enforcement. (a) Thomas acknowledges and agrees that any violation by him of any of the confidentiality provisions of Section 5 above or any violation by him of any of the restrictive covenants set forth in Section 7 above would result in irreparable harm and injuries to the Company and its subsidiaries and affiliates, and Thomas therefore also acknowledges and agrees that, in the event of any such violation by him, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, damages and an equitable accounting of all earnings and profits and to exercise all other rights and remedies to which the Company may be entitled in connection therewith.

(b) In addition, Thomas further acknowledges and agrees that, in the event of any violation by him of any of the confidentiality provisions of Section 5 above or any of the restrictive covenants set forth in Section 7, the Company will have the right to withhold the balance of any amount that would otherwise be due to him under Section 4(b) above.

9. Employee Retention Agreement. (a) Thomas and the Company are parties to an Employee Retention Agreement dated November 29, 2005 (the “Employee Retention Agreement”), which the parties agree will survive the execution of this Agreement and will remain in full force and effect. Except as provided in Section 9(b) below, in the event that there is any conflict between the terms of this Agreement and the terms of the Employee Retention Agreement, (i) the terms of this Agreement will control in the event that neither a “Change in Control” (as defined in the Employee Retention Agreement) nor any other cessation or termination of employment covered by the Employee Retention Agreement has occurred, and (ii) the terms of the Employee Retention Agreement will control in the event that either a “Change in Control” (as defined in the Employee Retention Agreement) or another cessation or termination of employment covered by the Employee Retention Agreement has occurred.

(b) Notwithstanding anything to the contrary set forth in this Agreement or in the Employee Retention Agreement:

(i) In the event, but only in the event, that a Change in Control (as defined in the Employee Retention Agreement) shall have occurred, the restrictive covenants set forth below in this Section 9(b)(i) will replace and supersede the restrictive covenants set forth in Section 7 of this Agreement.

(A) If Thomas’ employment with the Company is terminated for any of the reasons set forth in clauses (C)(I), (C)(II) or (C)(III) below after the occurrence of such a Change in Control, for the twelve (12) month period immediately following the termination of Thomas’ employment, Thomas shall not (I) sell or offer to sell to any Person that is then a customer or targeted customer of the Company or any of its subsidiaries or affiliates in the Geographic Territory (as defined in Section 9(b)(i)(D) below) any goods or services of any type then sold or offered by the Company or any of its subsidiaries or affiliates; (II) hire or attempt to hire any person then employed or engaged by the Company or any of its subsidiaries or affiliates or encourage or solicit any such person to terminate his or her employment or engagement with the Company or such subsidiary or affiliate; or (III) knowingly interfere with or cause a reduction or termination of the business relationship between the Company or any of its subsidiaries or affiliates and any business which supplies or supplied goods or services to the Company or its subsidiaries or affiliates.

(B) In addition, if Thomas’ employment with the Company is terminated for any of the reasons set forth in clause (C)(III) below after the occurrence of such a Change in Control, Thomas also shall not serve as an officer, director, employee, principal, partner, agent, contractor or consultant of or for any Prohibited Business (as defined in Section 9(b)(i)(D) below) during the twelve (12) month period immediately following the termination of his employment.

(C) The restrictive covenants set forth in this Section 9(b)(i) shall apply in each of the following situations:

(I) Thomas is terminated from his employment in connection with or in anticipation of a Change in Control; or, following a Change in Control, Thomas is either terminated without Cause (as defined in the Employee Retention Agreement) or he resigns his employment for Good Reason (as defined in the Employee Retention Agreement) within three years of a Change in Control, so long as no Cause (as defined in the Employee Retention Agreement) for Thomas’ termination by the Company then exists (or would then exist assuming the Board made a determination of Cause);

(II) Thomas terminates his employment with the Company for any reason at all at any time during the 60-day period commencing on the 91st day after the occurrence of the Change in Control; or

(III) Thomas is terminated for Cause (as defined in the Employee Retention Agreement) or voluntarily resigns employment without Good Reason (as defined in the Employee Retention Agreement) within three years of the Change in Control.

(D) For purposes of this Section 9(b)(i) the term “Prohibited Business” means any Person that is in a business that is in direct and material competition with the business of the Company or any of its subsidiaries or affiliates in that such Person sells, offers to sell or provides products or services in direct and material competition with products or services then offered by the Company or its subsidiaries or affiliates, including by way of example and without limitation Sheridan, Allen Press, Publishers Press, R.R. Donnelley, Banta, SPI, Techbooks, Quebecor and SPS and their subsidiaries and affiliates; and the term “Geographic Territory” means the United States of America, Canada, India, the Dominican Republic, Honduras and Costa Rica.

(ii) Thomas and the Company specifically acknowledge and agree that, unless and until a Change in Control (as defined in the Employee Retention Agreement) shall have occurred, the restrictive covenants set forth in Section 7 of this Agreement will continue in full force and effect and will be binding on Thomas.

(iii) In the event that Thomas terminates his employment in accordance with subparagraph (b)(i)(C)(II) of this Section 9, such termination shall be for “Good Reason” (as defined in the Employee Retention Agreement) for all purposes under the Employee Retention Agreement.

(iv) In the event that any dispute arises between Thomas and the Company relating to whether the termination of his employment was with “Cause” and/or was with “Employee Cause” or “Good Reason” under this Agreement and/or under the Employee Retention Agreement, the Company agrees to reimburse Thomas for all reasonable legal fees and expenses incurred by him in connection with the prosecution of or the defense of such dispute, unless a court of competent jurisdiction finds that Thomas acted in bad faith in connection with the dispute.

10. Miscellaneous. (a) No modification, change or waiver of this Agreement or any term hereof will be binding, unless executed in writing by Thomas and the Company evidencing the parties’ respective intent to be bound thereby. No waiver of any of the terms of this Agreement will constitute a waiver of any other term (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise specifically provided.

(b) Thomas acknowledges and agrees that, because this is a contract for his personal services, he is not entitled to assign, subcontract or transfer any of the benefits provided to him or any of the obligations imposed on him by this Agreement. This Agreement shall be binding on and will inure to the benefit of any successors or assigns of the Company.

(c) All notices, requests and other communications to a party hereunder will be in writing and will be given to such party at its address set forth below or such other address as such party may hereafter specify in writing for this purpose to the other party:

If to Thomas:

Bruce V. Thomas

21 Clarke Road

Richmond, Virginia 23226

If to the Company:

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

Attn: Chairman of the Board

(d) If any contest or dispute arises under this Agreement resulting from the actual failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company agrees to reimburse Thomas for all reasonable legal fees and expenses, if any, incurred by Thomas in connection with such contest or dispute. Such reimbursement will include, without limitation, the cost of attorneys’ fees in reviewing this Agreement in connection with such contest or dispute, in negotiating or attempting to negotiate a settlement of such contest or dispute prior to Thomas’ making a claim or commencing an action or proceeding, in prosecuting such an action or proceeding and in settling any matter relating to this Agreement.

(e) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles. Each of the parties hereby submits to the exclusive jurisdiction of the courts of the Commonwealth of Virginia in the event that any litigation arising out of this Agreement occurs.

(f) This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(g) Sections 4, 5, 6, 7, 8 and 9 will survive the termination of this Agreement.

(h) Subject to Section 9 hereof, this Agreement constitutes the entire agreement between Thomas and the Company with respect to the matters addressed herein and supersedes all prior agreements and understandings, whether written or oral, with respect to such matters. There are no representations, understandings or agreements of any nature or kind between the parties which are not included herein.

IN WITNESS WHEREOF, Thomas has duly executed this Agreement and the Company has caused this Agreement to be duly executed by its duly authorized representative, all as of the day and year first above written.

/s/ Bruce V. Thomas
Bruce V. Thomas

CADMUS COMMUNICATIONS CORPORATION

By	/s/ Thomas E. Costello
Thomas E. Costello
Chairman, Human Resources and Compensation Committee

By	/s/ Thomas C. Norris
Thomas C. Norris
Chairman

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